EXHIBIT 21

Subsidiaries of Registrant

1.	KT Services, Inc. 100% owned subsidiary Incorporated in the State of Washington	2.	KTI Limited 100% owned by Key Tronic Europe, LTD Incorporated in Ireland

3.	Key Tronic Europe, LTD 100% owned subsidiary Incorporated in the Cayman Islands	4.	Key Tronic Juarez, SA de CV 100% owned subsidiary Incorporated in Mexico

5.	Key Tronic China LTD 100% owned subsidiary Incorporated in the State of Washington	6.	Key Tronic Computer Peripherals (Shanghai) Co. LTD 100% owned subsidiary Incorporated in Republic of China

7.	Key Tronic Reynosa, S.A. de CV 100% owned subsidiary Incorporated in Mexico